Exhibit 10.9

AGREEMENT

Signed on July 03, 2023

Between:	Graziani Industries 1992 Ltd, Co. No. 511673485
Address: Naaman Compound (the “Investor”)

A n d :	Motomova Inc. (formerly Petrocorp Inc.) (a U.S. company)
353 West 48th Street, New York, NY 10036 (the “Company”)

●	Amir Adibi, ID 025775529

●	Menachem Shalom, ID 031912595
(the “Guarantors”)

WHEREAS	the Company is the parent company of M.E.A. Testing Systems Ltd., Priv.Co. No. 512558669, of 4 HaGavish Street, Netanya, Israel, engaged in the development and manufacture of testing systems for electrical motors; and

WHEREAS	the American company is acting to issue its shares and to be registered for trade on the NASDAQ in the U.S.; and

WHEREAS	M.E.A. has obtained a number of orders and it requires financing in order to complete them; and

WHEREAS	the Investor is willing to give the American company a convertible loan on the terms set forth below:

THEREFORE, it is agreed between the parties as follows:

1.	The preamble to this Agreement constitutes an integral part hereof.

2.	The Investor shall remit to the Company the amount of 200,000 (two hundred thousand) dollars, as a convertible loan. It is clarified that the loan is based in USD – the loan amount and its repayment (in case the loan will not be converted to stocks as part of the public offering) shall be done in USD.

3.	To the extent that the Company issues its shares within one year and one day from the date of signature hereof, and is registered for trade on the NASDAQ in the U.S., then the Investor will have the right to convert the full amount of the loan to the purchase of shares, at a discount of 40% off the share price offered to the public pursuant to the issue.

4.	It is agreed that in any case, the effective company valuation for the Investor (after discount) shall not exceed 60 million dollars.

5.	It is agreed that, to the extent the loan is converted into shares as aforesaid, then:

(a)	The Company shall no longer owe the amount of the loan to the Investor, and the shares it allots to the Investor shall be the final and complete consideration instead of the said loan.

(b)	The Investor shall receive ordinary shares of the Company, conferring equal rights to the shares allotted to the public pursuant to the issue.

6.	To the extent the Company does not issue its shares by the end of the said period, then:

(a)	The convertible loan shall become an ordinary loan, bearing 8% per annum as of the date the loan is remitted to the Company, until full repayment thereof.

(b)	The loan shall be repaid to the Investor, plus accumulated interest, within and by the end of one year and one day after the date it becomes an ordinary loan.

7.	General

(a)	The parties undertake to act in good faith and mutual cooperation in order to execute the provisions of this Agreement, including - taking any action, signing any document and obtaining any permit required for the appropriate execution of the provisions hereof.

(b)	The contents of this Agreement fully exhaust everything agreed between the parties, and any presentation, undertaking, understanding or accord preceding this Agreement are hereby made null and void.

(c)	Either party’s abstention from realizing and/or using the rights conferred on it hereunder or pursuant to any law shall not be considered a waiver and/or admission and/or prevention by that party to exercise its rights at a later date, and no analogy shall be inferred therefrom, unless it was done expressly and in writing.

(d)	Any change or amendment hereto shall be valid solely if made in writing and signed by the parties hereto.

8.	Guarantees

To the extent the loan is not converted to shares, then, to secure the repayment of the loan to the Investor, the Guarantors (Menachem Shalom and Amir Adibi) shall sign a personal promissory note for the benefit of the Investor.

IN WITNESS WHEREOF the parties have hereby signed:

The Investor	The Company

The Guarantors

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